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                                                                    Exhibit 5.1

                               PALMER & DODGE LLP
                                ONE BEACON STREET
                           BOSTON, MASSACHUSETTS 02108

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                 May 1, 1997


Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts  02139

         We are rendering this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to up to 4,000,000 shares of Genzyme Molecular Oncology Division Common Stock, $0.01 par value (the "Shares"), to be issued in connection with the merger of PharmaGenics, Inc. ("PharmaGenics") with and into the Company pursuant to an Agreement and Plan of Merger dated as of January 31, 1997 (the "Agreement").

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined such documents as we consider necessary to render this opinion.

         Based upon the foregoing, we are of the opinion that upon issuance in accordance with the Agreement, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of our name under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,


                                         /s/ Palmer & Dodge LLP